Exhibit 4.2

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Agreement”) is made and entered into as of October 1, 2015, by and between Wright Medical Group, Inc., a Delaware corporation (“Assignor” or “Wright”), Tornier N.V., a Dutch public limited company (naamloze vennootschap) (“Assignee”) and American Stock Transfer & Trust Company, LLC, a New York limited liability company, as trustee (the “Trustee”). All capitalized terms used but not defined in this Agreement have the meanings given to them in the Merger Agreement referred to below.

WHEREAS, Assignor and the Trustee have entered into a Contingent Value Rights Agreement, dated March 1, 2013 (the “CVR Agreement”);

WHEREAS, Assignor, Assignee, Trooper Holdings Inc., a Delaware corporation and a direct wholly-owned subsidiary of Tornier, and Trooper Merger Sub Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Tornier, are parties to that certain Agreement and Plan of Merger, dated as of October 27, 2014 (the “Merger Agreement”), which provides that Trooper Merger Sub Inc. will merge with and into Wright, with Wright continuing as the surviving corporation and wholly-owed indirect subsidiary of Tornier (the “Merger”). In connection with the Merger, as of the Effective Time (as defined in the Merger Agreement), Tornier will be renamed Wright Medical Group, N.V. and organized under the laws of the Netherlands;

WHEREAS, in connection with the Merger, Assignor shall assign all of its rights, duties, obligations, liabilities and interests in, to and under the CVR Agreement to Assignee, and the Assignee shall assume all such rights, duties, obligations, liabilities and interests of the Assignor in, to and under the CVR Agreement, and Assignor and Assignee desire to execute and deliver this agreement as evidence of such assignment.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in the Merger Agreement and herein, and for good and valuable consideration described in the Merger Agreement, the parties hereby agree as follows:

1. Assignment. Effective as of the Effective Time, Assignor hereby assigns to Assignee, and Assignee hereby accepts the assignment of, all of the Assignors’ rights, duties, obligations, liabilities, and interests in, to and under the CVR Agreement.

2. Assumption of Liabilities. Effective as of the Effective Time, Assignee hereby assumes and agrees to satisfy or perform, when due, any and all duties and obligations of the Assignor under the CVR Agreement with the same force and effect as if the Assignee had been originally named therein.

3. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the respective parties hereto and their respective successors and assigns.

4. The undersigned parties hereby agree and acknowledge that additional rights, duties and obligations of the parties to the Merger Agreement are expressly provided for in the Merger Agreement, and that the execution and delivery of this Agreement shall not expand, impair or diminish any of the rights or obligations of any of the parties to the Merger Agreement, as set forth therein. The undersigned parties acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Merger Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Merger Agreement and the terms hereof, the terms of the Merger Agreement shall govern.

5. Governing Law. The interpretation, construction and enforcement of this Agreement, and all matters relating to it, will be governed by the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

6. Consent. The execution and delivery of this Agreement by the Assignor and the Trustee shall serve as written consent of both parties to amend the CVR agreement to allow Assignee to succeed Assignor under the CVR Agreement and assume all of the covenants of Assignor included therein.

7. No Further Amendment to CVR Agreement. Except as specifically modified hereby, all of the terms and conditions of the CVR Agreement shall remain unchanged and in full force and effect. No reference to this Agreement need be made in the CVR Agreement and effective as of the date hereof, any reference to the CVR Agreement shall be deemed to be a reference to the CVR Agreement as modified hereby.

8. Amendment. This Agreement may not be changed, modified, discharged or terminated orally or in any manner other than by an agreement in writing signed by the Trustee and the Assignee or their respective successors and assigns specifically identifying such writing as an amendment to this Agreement.

9. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original and all of which taken together will constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the undersigned has executed this Assignment and Assumption Agreement as an agreement under seal as of the date first written above.

ASSIGNOR:

WRIGHT MEDICAL GROUP, INC.

By:	/s/ Lance A. Berry

Name:	Lance A. Berry

Title:	Senior Vice President and Chief Financial Officer

Date:	October 1, 2015

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IN WITNESS WHEREOF, each of the undersigned has executed this Assignment and Assumption Agreement as an agreement under seal as of the date first written above.

ASSIGNEE:

TORNIER N.V.

By:	/s/ Kevin M. Klemz

Name:	Kevin M. Klemz

Title:	Senior Vice President, Chief Legal Officer and Secretary

Date:	October 1, 2015

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IN WITNESS WHEREOF, each of the undersigned has executed this Assignment and Assumption Agreement as an agreement under seal as of the date first written above.

TRUSTEE:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Jennifer Donovan

Name:	Jennifer Donovan

Title:	Senior Vice President

Date:	October 1, 2015

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